Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Reg No. 333-178746) and related Prospectus of Ardea Biosciences, Inc. incorporated by reference into this Registration Statement of Ardea Biosciences, Inc. filed on Form S-3 and related Prospectus of Ardea Biosciences, Inc. and to the incorporation by reference of our audit report dated March 11, 2010 with respect to our audit of the consolidated financial statements of Ardea Biosciences, Inc. as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 appearing in the Annual report on Form 10-K of Ardea Biosciences, Inc. for the year ended December 31, 2010.

/s/ STONEFIELD JOSEPHSON INC.

CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California

January 31, 2012